                                                                    EXHIBIT 2.11

                               February 15, 1999


Kevco, Inc.
1300 South University
Suite 200
Fort Worth, Texas 76107
Attention: Jerry E. Kimmel




Dear Mr. Kimmel:


     Reference is made to the Stock Purchase Agreement (the "Agreement"), dated as of December 23, 1998, between Kevco, Inc. (the "Company") and Wingate Partners II, L.P. ("Wingate"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Agreement.

     As of the date hereof the Closing has not occurred and the conditions to the obligations of Wingate set forth in Article VIII of the Agreement have not been fulfilled. In accordance with Section 12.1(b) of the Agreement, Wingate hereby terminates the Agreement and the transactions contemplated thereby.


                                     Very Truly Yours,


                                     WINGATE PARTNERS II, L.P.

                                     By:  Wingate Management Company II, L.P.
                                          its general partner

                                     By:  Wingate Management Limited, L.L.C.
                                          its general partner

                                     By:  /s/ JAMES JOHNSON
                                          -------------------------------------
                                              James Johnson
                                              Principal